Exhibit 99.2

Equity One, Inc.                      For additional information at the Company:
1696 NE Miami Gardens Drive               Howard Sipzner, CFO
North Miami Beach, FL  33179              Charles Wolf, Capital Markets
305-947-1664                              Michele Guard, Investor Relations
                                      Media Contact:
                                          Abbe Solomon 305-446-2700

FOR IMMEDIATE RELEASE:
----------------------
Wednesday, February 12, 2003


         Equity One, Inc. Completes Acquisition of IRT Property Company
         --------------------------------------------------------------

NORTH MIAMI BEACH, FL, February 12, 2003 - Equity One, Inc. (NYSE: EQY) announced today that it has completed the acquisition of IRT Property Company ("IRT") in a merger transaction. As a result of the merger, approved today by both companies' stockholders, Equity One now owns 180 properties encompassing approximately 18.4 million square feet in twelve states, making it one of the largest owners of neighborhood shopping centers in the southern United States.

"The successful closing of the IRT transaction is the culmination of months of hard work on the part of both IRT and Equity One employees and board members," stated Chaim Katzman, Chairman and Chief Executive Officer of Equity One. "In particular, I salute Tom McAuley, the departing Chairman and Chief Executive Officer of IRT, for his dedication to this transaction. The combination of Equity One and IRT will create an unequaled shopping center platform in the southern United States, with particular emphasis on fast-growing, urban markets in Florida, Texas and Georgia. We believe that the combined company will realize meaningful benefits in its leasing, management and capital markets activities, and provide superior returns for our stockholders."

Doron Valero, Equity One's President, added, "We have been working for quite some time to integrate the management, leasing and accounting functions of the combined company. As a result of our collective efforts to implement and standardize procedures, we expect that our operations and systems will function smoothly following the completion of the merger. Our concentration on supermarket-anchored centers in strong markets and significant relationships with the major supermarket anchors should position us for superior future growth."

"The combined company has a high degree of financial stability and flexibility," stated Howard Sipzner, Chief Financial Officer of Equity One. "We now have approximately $1.5 billion in total assets, approximately $790 million in equity market capitalization and conservative leverage and interest coverage ratios. Our new $340 million unsecured credit facility with Wells Fargo affords us ample capital availability, and will provide cost-effective funding for our ongoing business operations."

Based on preliminary merger consideration election results:

     * timely cash elections were received for approximately 15.5 million shares of IRT common stock (representing approximately 45% of IRT's outstanding shares) for which Equity One will pay $12.15 per IRT share, or aggregate cash consideration of approximately $188 million, and

     * timely stock elections were received for approximately 14.4 million shares of IRT common stock for which, together with approximately 4.5 million shares of IRT common stock as to which timely elections were not made (together, representing approximately 55% of IRT's outstanding shares), Equity One will issue 0.90 of a share of Equity One common stock per IRT share, or a total of approximately 17.0 million shares of Equity One common stock.

In addition, Equity One has assumed approximately $290 million of existing IRT mortgage and unsecured debt. Contemporaneously with the closing of the merger, Equity One completed the previously announced private placement of approximately
6.9 million shares of Equity One common stock to existing, affiliated investors at a price of $13.47 per share. As a result of the merger and private placement, Equity One has approximately 58.6 million shares outstanding. Proceeds from the private placement, together with borrowings under the new credit facility are being used to fund the costs of the merger, including the cash portion of the merger consideration.

Earnings Guidance
-----------------

Incorporating the additional share issuances, Equity One is revising its post merger 2003 guidance for targeted funds from operations ("FFO") per diluted share to $1.46 to $1.49 from the previous indication of $1.49 to $1.53, which had assumed a 50% stock election.

Year-end Earnings Release and Conference Call/Video Web Cast Information
------------------------------------------------------------------------

We intend to release our earnings for the three months and year ended December 31, 2002 before the stock market opens on Tuesday, February 18, 2003. We will host a conference call on Tuesday, February 18, 2003 at 10:30 a.m. EST to discuss our performance for the three months and year ended December 31, 2002. You may access the video web-cast at www.equityone.net using the icons on the bottom of the home page. Investors may also join the call by dialing (877) 531-9985 for domestic callers or (706) 679-3073 for international callers. A replay of the call can be accessed for 30 days by dialing (800) 642-1687 for domestic callers or (706) 645-9291 for international callers and entering code 7547162.

About Equity One
----------------

Equity One Inc. is a North Miami Beach, Florida based real estate investment trust that acquires, renovates, develops and manages neighborhood shopping centers anchored by national and regional supermarket chains and other necessity-oriented retailers such as drug stores or discount retail stores in twelve states in the southern United States. Equity One's 180 properties total approximately 18.4 million square feet, and encompass 121 supermarket-anchored shopping centers, eleven drug store-anchored shopping centers, 40 other retail-anchored shopping centers, one self storage facility, one industrial and six retail developments, as well as non-controlling interests in four unconsolidated joint ventures. For additional information, please visit the Company's website at www.equityone.net.

Forward Looking Statements
--------------------------

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida, Georgia, Texas and the other states in which Equity One owns properties; the continuing financial success of Equity One's current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant properties; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One's filings with the Securities and Exchange Commission.